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                 [LETTERHEAD OF SPAULDING & SLYE APPEARS HERE]

                                                                   EXHIBIT 23.2

December 1, 1997

Mr. David R. Barrett
Senior Vice President
Boston Properties, Inc.
8 Arlington Street
Boston, MA 02118

Dear David:

In connection with the second public offering of common stock by Boston Properties, Inc., we hereby consent to the use of our name in the Registration Statement on Form S-11, to the reference to us as experts in the section therein under the caption "Experts", and to the incorporation by reference of this consent in any abbreviated registration statement in connection with the Company's Common Stock pursuant to Rule 462(b) under the Securities Act.

Sincerely,

Matthew P. Dwyer, SIOR
Senior Vice President/Principal

MPD/dh